EXHIBIT 99.1

Huttig Building Products, Inc. Announces Third Quarter 2016 Results

Third Quarter 2016 Highlights:

  Net sales of $192.8 million
  Gross margin of 21.5%
  Net income of $4.7 million
  Total available liquidity of $84.3 million

ST. LOUIS, Oct. 26, 2016 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig”) (NASDAQ:HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the third quarter ended September 30, 2016.

“We are pleased with our performance in the third quarter, especially in light of the sluggish growth in the single family new construction segment in recent months,” said Jon Vrabely, Huttig’s President and CEO.  “We expect to see continued growth and profitability as we execute on our strategies to accelerate our growth, and invest in our people and in our technology platform.”

SUMMARY OF THIRD QUARTER 2016 RESULTS
(unaudited)
(In Millions, Except Per Share Data)

	Three Months Ended September 30,
	2016		2015
Net sales	$192.8	100.0%	$181.7	100.0%
Gross margin	41.4	21.5%	37.2	20.5%
Operating expenses	33.6	17.4%	30.8	17.0%
Operating income	7.8	4.0%	6.4	3.5%
Income from continuing operations before taxes	7.3	3.8%	5.8	3.2%
Net income	4.7	2.4%	20.5	11.3%
Income from continuing operations per share -
basic and diluted	0.19		0.92
Net income per share - basic and diluted	0.19		0.82

Results of Operations

Three Months Ended September 30, 2016 Compared to Three Months Ended September 30, 2015

Net sales were $192.8 million in 2016, which was $11.1 million, or 6%, higher than in 2015.  The increase was primarily due to higher levels of construction activity, the addition of a new product line and the acquisition that was completed during the second quarter of 2016.

Sales increased in all product categories in 2016 compared to 2015. Millwork sales increased 10% in 2016 to $97.4 million, primarily due to increased construction activity and the acquisition. Building products sales increased 2% in 2016 to $76.9 million.  Wood product sales increased 8% in 2016 to $18.5 million.

Gross margin increased 11% to $41.4 million in 2016 compared to $37.2 million in 2015.  As a percentage of sales, gross margin increased to 21.5% in 2016 from 20.5% in 2015.  The increase in gross margin percentage was primarily due to our operational initiatives as well as improved product mix as we continue to expand our value-add capabilities to serve the repair/remodel construction segment.

Operating expenses increased $2.8 million to $33.6 million in 2016, compared to $30.8 million in 2015.  The increase was primarily due to higher personnel costs as a result of hiring additional personnel and expenses attributable to higher variable costs associated with increased sales and profitability.  As a percentage of sales, operating expenses were 17.4% in 2016 and 17.0% in 2015.

Net interest expense was $0.5 million in 2016 and $0.6 million in 2015.  The decrease was primarily due to lower average debt and lower borrowing rates in 2016 compared to 2015.

Income tax expense of $2.5 million was recognized for the quarter ended September 30, 2016.  An income tax benefit of $17.4 million was recognized in the third quarter of 2015 as the Company released a significant portion of its valuation allowance related to federal and certain state net operating loss carryforwards.

As a result of the foregoing factors, we reported income from continuing operations of $4.8 million in the third quarter of 2016 compared to $23.2 million in the third quarter of 2015.

Adjusted EBITDA was $9.2 million in 2016, representing a 21% increase over Adjusted EBITDA of $7.6 million for the prior year. Adjusted EBITDA is a non-GAAP measurement. See attached reconciliation of Non-GAAP Financial Measures.

Balance Sheet

Total available liquidity was $84.3 million at September 30, 2016, representing an 18% increase over total liquidity of $71.2 million at September 30, 2015.  At September 30, 2016, total available liquidity included $1.1 million of cash plus $83.2 million of availability under the credit facility, while at September 30, 2015, total available liquidity included $2.8 million of cash plus $68.4 million of availability under the credit facility.

Conference Call

Huttig Building Products, Inc. will host a conference call Thursday, October 27, 2016 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to Huttig’s website at www.huttig.com and selecting the “Investors” tab.  Participants can also access the live conference call via telephone at (800) 230-1093 or (612) 234-9959 (international).  Participants need to state they are calling into the “Huttig Building Products Third Quarter 2016 Earnings Call.”

A replay of the conference call will be available approximately two hours after the webcast on our website for at least 30 days.

About Huttig

Huttig, currently in its 131st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains forward-looking information as defined by the United States Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, the strength of construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with historical averages; the cyclical nature of our industry; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant  under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; changes in commodity prices; termination of key supplier relationships; competition with existing or new industry participants; goodwill impairment; the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel;  deterioration in our relationship with our unionized employees, including work stoppages or other disputes; and the financial impact of litigation or contingencies. Other important factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, those detailed in Huttig's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and in other reports filed by Huttig with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Huttig defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other special significant items as listed in the table below.

Huttig presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA (unaudited)

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

					Trailing 12 Months Ended
	Three Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2016	2015	2016	2015	2016
Net income	$4.7	$20.5	$16.5	$25.6	$16.9
Discontinued operations	0.1	2.7	(4.3)	3.1	(4.0)
Interest expense, net	0.5	0.6	1.6	1.7	2.2
Income tax expense (benefit)	2.5	(17.4)	7.1	(17.4)	7.3
Depreciation and amortization	1.0	0.7	2.8	2.2	3.6
Stock compensation expense	0.4	0.5	1.2	1.3	1.7
Gain on disposal of assets	-	-	-	(0.4)	-
Adjusted EBITDA	$9.2	$7.6	$24.9	$16.1	$27.7

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In Millions, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$192.8	$181.7	$549.5	$504.2
Cost of sales	151.4	144.5	433.9	402.9
Gross margin	41.4	37.2	115.6	101.3
Operating expenses	33.6	30.8	94.7	88.7
Gain on disposal of assets	—	—	—	(0.4)
Operating income	7.8	6.4	20.9	13.0
Interest expense, net	0.5	0.6	1.6	1.7
Income from continuing operations before income taxes	7.3	5.8	19.3	11.3
Income tax expense (benefit)	2.5	(17.4)	7.1	(17.4)
Income from continuing operations	4.8	23.2	12.2	28.7
(Loss) income from discontinued operations, net of taxes	(0.1)	(2.7)	4.3	(3.1)
Net income	$4.7	$20.5	$16.5	$25.6

Income from continuing operations per share - basic and diluted	$0.19	$0.92	$0.48	$1.14
Income (loss) from discontinued operations per share - basic and diluted	$—	$(0.11)	$0.17	$(0.13)
Net income per share - basic and diluted	$0.19	$0.82	$0.65	$1.02

Weighted average shares outstanding:
Basic and diluted shares outstanding	24.6	24.1	24.5	24.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions)

	September 30,	December 31,	September 30,
	2016	2015	2015
ASSETS
CURRENT ASSETS:
Cash and equivalents	$1.1	$0.3	$2.8
Trade accounts receivable, net	78.7	56.3	74.1
Net inventories	84.4	64.3	71.0
Other current assets	7.2	7.3	6.2
Total current assets	171.4	128.2	154.1

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	4.3	4.3
Buildings and improvements	29.5	26.5	26.4
Machinery and equipment	41.5	37.3	37.2
Gross property, plant and equipment	76.0	68.1	67.9
Less accumulated depreciation	52.6	50.9	50.2
Property, plant and equipment, net	23.4	17.2	17.7

OTHER ASSETS:
Goodwill	9.5	6.3	6.3
Other	7.8	1.7	1.8
Deferred income taxes	14.8	24.0	24.5
Total other assets	32.1	32.0	32.6
TOTAL ASSETS	$226.9	$177.4	$204.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions, Except Share Data)

	September 30,	December 31,	September 30,
	2016	2015	2015
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$0.8	$1.2	$0.7
Trade accounts payable	57.2	43.6	52.0
Deferred income taxes	5.0	4.9	5.2
Accrued compensation	5.2	5.5	6.0
Other accrued liabilities	13.0	13.8	13.0
Total current liabilities	81.2	69.0	76.9
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	68.1	47.4	67.2
Other non-current liabilities	7.3	8.1	8.2
Total non-current liabilities	75.4	55.5	75.4

SHAREHOLDERS' EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (50,000,000 shares authorized: 25,466,252; 24,977,208; and 24,879,750 shares issued at September 30, 2016, December 31, 2015 and September 30, 2015, respectively)	0.3	0.2	0.2
Additional paid-in capital	42.4	41.6	41.2
Retained earnings	27.6	11.1	10.7
Total shareholders' equity	70.3	52.9	52.1

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$226.9	$177.4	$204.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In Millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net income	$4.7	$20.5	$16.5	$25.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss (income) from discontinued operations	0.1	2.7	(4.3)	3.1
Depreciation and amortization	1.0	0.7	2.8	2.2
Non-cash interest expense	0.1	0.1	0.3	0.3
Stock-based compensation	0.4	0.5	1.2	1.3
Deferred taxes	2.4	(19.3)	9.3	(19.3)
Gain on disposal of assets	—	—	—	(0.4)
Changes in operating assets and liabilities:
Trade accounts receivable	4.1	(2.1)	(20.9)	(25.6)
Net inventories	(6.0)	5.2	(18.0)	(5.2)
Trade accounts payable	1.0	(1.7)	12.7	12.6
Other	2.5	4.0	(1.1)	3.2
Cash provided by (used in) continuing operating activities	10.3	10.6	(1.5)	(2.2)
Cash provided by (used in) discontinued operating activities	(0.8)	1.7	3.6	1.3
Total cash provided by (used in) operating activities	9.5	12.3	2.1	(0.9)
Cash Flows From Investing Activities:
Capital expenditures	(1.5)	(1.7)	(2.7)	(2.6)
Acquisition	—	—	(17.3)	—
Proceeds from disposition of capital assets	—	0.1	—	2.5
Total cash used in investing activities	(1.5)	(1.6)	(20.0)	(0.1)
Cash Flows From Financing Activities:
Borrowings of debt, net	(7.7)	(10.4)	19.1	3.9
Repurchase shares of common stock	—	—	(0.4)	(0.6)
Total cash (used in) provided by financing activities	(7.7)	(10.4)	18.7	3.3
Net increase in cash and equivalents	0.3	0.3	0.8	2.3
Cash and equivalents, beginning of period	0.8	2.5	0.3	0.5
Cash and equivalents, end of period	$1.1	$2.8	$1.1	$2.8

Supplemental Disclosure of Cash Flow Information:
Interest paid	$0.5	$0.4	$1.4	$1.3
Income taxes paid	—	—	0.4	0.1

For more information, contact:

Don Hake
investor@huttig.com